Exhibit 5.1

February 9, 2007

Bristow Group Inc.
2000 W. Sam Houston Pkwy. S.
Suite 1700
Houston, Texas 77042

Gentlemen:

As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Bristow Group Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 200,000 shares (the "Shares") of common stock of the Company, par value $.01 per share (the "Common stock"), together with associated Preferred Share Purchase Rights, that may be issued pursuant to the terms of the Bristow Group Employer Savings and Retirement Plan (the " Plan"), certain legal matters in connection with the Shares are being passed upon for the Company by me. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

In my capacity as the Company's General Counsel in the connection referred to above, I have examined the Company's Certificate of Incorporation, and the Amended and Restated Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

I have assumed that all signatures on all documents examined by myself are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of paragraph 2 below that the consideration originally received by the Company if any for the Shares will have been not less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

2. Shares of Common Stock purchased on the open market and maintained in the accounts of plan participants will have been duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder. This opinion speaks as of the date hereof, and I disclaim any obligation to update this opinion.

Very truly yours,

/s/ Randall A. Stafford

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary